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Prospectus Supplement No. 2 Dated July 3, 2002
(To Prospectus Dated October 24, 2001)

Filed Pursuant to
Rule 424(b)(3) and (c)
Commission File No. 333-71330

Ask Jeeves, Inc.

2,085,271 Shares

Common Stock

        This Prospectus Supplement No. 2 (the "Prospectus Supplement") supplements our Prospectus dated October 24, 2001, as supplemented by Prospectus Supplement No. 1 dated November 8, 2001 (the "Prospectus"), relating to the sale by certain of our current stockholders, or by permitted transferees, assignees, pledgees, donees, or other successors-in-interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"), of up to 2,085,271 shares of our common stock issued in connection with our acquisition of Teoma Technologies, Inc.

        Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

        This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        No person has been authorized to give any information or to make any representation other than those contained in this Prospectus Supplement or the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this Prospectus Supplement and the Prospectus, nor any sale of shares of common stock covered hereby shall, under any circumstances, create any implication that information in this Prospectus Supplement is correct as of any time subsequent to the date hereof or that information in the Prospectus is correct as of any time subsequent to the date thereof (October 24, 2001). This Prospectus Supplement and the Prospectus do not constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

SELLING STOCKHOLDERS

        The table captioned "Selling Stockholders" commencing on page 23 of the Prospectus is hereby amended to reflect the addition of Footnote (5). Footnote (5) below sets forth the transferees of Hawk Holdings, LLC who were not specifically identified in the Prospectus as Selling Stockholders. The Prospectus is hereby amended to include these transferees, identified in Footnote (5), as Selling Stockholders.

Name of Selling Stockholder	Number of shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares Beneficially Owned After this Offering
Hawk Holdings, LLC(5)	1,206,373	1,206,373	0

(1)
Consists of all shares of our common stock beneficially owned by the selling stockholders as of June 28, 2002, plus the shares of common stock registered in this prospectus.

(5)
An aggregate of 296,907 shares of common stock have been transferred and distributed by Hawk Holdings, LLC to Paul Abranovic; Douglas A. Becker; Lorenzo Bettino; Julie M. Blair; Richard Bruskin; Joel Buchalter; Frank M. Calabrese; Gerard and Catherine Chiara; Ronald & Gayle Conway, as Trustees of the Conway Family Trust dtd 9/25/96; Anthony Cresti; Geryl W. Darington; Steven Blair Feit; Fusion Capital Partners, LLC; Galt Asset Management, LLC; Robert J. Garbarino; David Gardner; Michael J. Gold; Richard H. Goldstein; Richard D. Goluskin; Jay Goret; Alan B. Guenzel & Sabrina E. Literati; The Haas Family Trust DTD 11/6/90; Robert Hamwee; JBCR Limited Partnership; Thomas W. Keaveney; Steven Kevorkian; Robert A. Lee; Sabrina E. Literati; Ian J. Loleng; Peter T. Lowes; Jeffrey L. May; Lori Moss; Michael A. Pines; Nick Pologeorgis; Stephen J. Posner; Salomon Smith Barney IRA Custodian/FBO Frank M. Calabrese IRA; Salomon Smith Barney IRA Custodian/FBO Eric Fishman IRA; Salomon Smith Barney IRA Custodian/FBO Alan B. Guenzel; Salomon Smith Barney IRA Custodian/FBO Alexander Leniw; Salomon Smith Barney IRA Custodian/FBO Roman S. Leniw; Salomon Smith Barney IRA Custodian/FBO Sabrina E. Literati; Salomon Smith Barney IRA Custodian/FBO Nick Pologeorgis IRA; William J. Schneider; Robert Schultz; Anthony R. Scrimenti; Glenn Shaevitz; Curtis Swindal and Kristin Swindal, JTEN; Kamal F. Tabet; Perry Michael Trach; Philippe G. von Stauffenberg; Robert G. Yablunsky.

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Ask Jeeves, Inc. 2,085,271 Shares Common Stock
SELLING STOCKHOLDERS